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Contact: T. Richard Riney
         Executive Vice President and General Counsel
         (502) 357-9020



           VENTAS AND VENCOR REACH NEW AGREEMENTS ON CERTAIN MATTERS


LOUISVILLE, KY. -- (BUSINESS WIRE) -- June 7, 1999 -- Ventas, Inc. (NYSE:VTR) announced today that it has entered into an agreement with Vencor, Inc. (NYSE:VC), its principal tenant, which provides for the payment of May rent on a specified schedule. The schedule is $9.5 million on June 10, $2 million on each of June 16, 17, 18 and 21 and approximately $1.4 million on June 22. These payments, totaling approximately $18.9 million, represent the full amount of rent that is due for May under the lease agreements. If Vencor fails to pay any installment of May rent in accordance with the specified schedule, the Company will be entitled to exercise its remedies under its lease agreements with Vencor with respect to the late payment of May rent, unless Vencor or its bank lenders pay the full amount of unpaid May rent within five days of such non-payment.

Debra A. Cafaro, President and Chief Executive Officer of Ventas, remarked, "We are pleased with this outcome which provides for the payment of May rent to Ventas and also provides Vencor with some financial flexibility. We acknowledge that Vencor's financial stability is clearly in the best interests of the Ventas shareholders, and we plan to continue our discussions with Vencor and its banks and other creditors regarding a consensual, global restructuring of Vencor's financial obligations."

So that the Company, Vencor and Vencor's bank lenders can continue their discussions regarding a global restructuring of Vencor's financial obligations, the Company and Vencor have agreed to amend the standstill agreement which the parties entered into on April 12, 1999. The amended standstill agreement will extend, until July 6, 1999, the obligations of each of the Company and Vencor to refrain from pursuing any claims against the other or any third party relating to the April 1998 reorganization and the Company's agreement not to exercise its remedies under its lease agreements with Vencor, other than its delivery of notice of non-payment of June rent. As provided in the amended standstill agreement, the Company has given Vencor notice of non-payment of June rent. If Vencor or its bank lenders fail to pay the full amount of June rent on or prior to July 12, 1999, the Company will be entitled to exercise immediately its rights and remedies under the lease agreements. The amended standstill agreement will terminate on the earliest to occur of July 6, 1999, any date that a voluntary or involuntary bankruptcy case is commenced by or against Vencor or Vencor's failure to make the full lease payments for May 1999 under the specified schedule.

The Company and Vencor also agreed to renew an agreement between the parties that any statutes of limitations or other time constraints in a bankruptcy proceeding that might be asserted by one party against the other would be extended or tolled from April 12, 1999 until the earlier to occur of July 6, 1999 or any date on which Vencor shall fail to pay when due any of the installments of May rent under the specified schedule.

Ventas, Inc. is a real estate company whose properties include 219 nursing centers, 45 hospitals and eight personal care facilities operated in 36 states.
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This press release includes forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). All statements regarding the Company's expected future financial position, results of operations, cash flows, financing plans, business strategy, expected lease income, plans and objectives of management for future operations and statements that include words such as "anticipate," "believe," "plan," "estimate," "expect," "intend," and other similar expressions are forward-looking statements. Such forward-looking statements are inherently uncertain, and stockholders must recognize that actual results may differ from the Company's expectations.

Factors that may affect the plans or results of the Company include, without limitation, (i) the ability of the Company's operators to maintain the financial strength and liquidity necessary to satisfy their obligations and duties under leases and other agreements with the Company and their existing credit agreements, (ii) the extent of future healthcare reform and regulation, including cost containment measures and changes in reimbursement policies and procedures, (iii) increases in the cost of borrowing for the Company, (iv) the ability of the Company's operators to deliver high quality care and to attract patients, (v) the ability of the Company to pay and/or refinance its indebtedness as it becomes due, (vi) the results of the ongoing investigation of the Company by the U.S. Department of Justice and other litigation affecting the Company, and (vii) the success of the Company in implementing its business strategy and the nature and extent of future competition. Many of such factors are beyond the control of the Company and its management.